Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Added to Russell 2000 Index

Morrisville, VT, June 24, 2016 - Union Bankshares, Inc. (NASDAQ:UNB) announced today that the company was added to the small cap Russell 2000 Index and the broad US market Russell 3000 Index as part of Russell Investments’ annual reconstitution of its stock indexes, effective with the opening of US markets on Monday, June 27, 2016.

The annual reconstitution of the Russell 3000 Index captures the 3000 largest US stocks as of the end of May, ranking them by total market capitalization. The largest 1000 companies in this ranking comprise the Russell 1000 Index and the next 2000 companies constitute the small-cap Russell 2000 Index.

“We are pleased to be added to the Russell 2000” said David S. Silverman, President and Chief Executive Officer of Union Bankshares, Inc. and Union Bank. “As we get set to celebrate our 125th Anniversary next month, this distinction underscores the reputation Union Bank has earned as a reliable, experienced and responsive provider of financial services in our local communities.”

Russell Indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both active and passive investment strategies. The stocks in the Russell 3000 benchmark comprise approximately 98% of the value of US equity assets.

For more information on the Russell 2000 and 3000 Indexes and the reconstitution of the Russell US Indexes, go to the “Russell Reconstitution” section on the FTSE Russell website.

Union Bank, a wholly-owned subsidiary of Union Bankshares, Inc., has been helping people buy homes and local businesses create jobs since 1891. Union Bank has earned an outstanding reputation for residential lending programs and is an SBA Preferred Lender. Additionally, Union Bank has been recognized by the US Department of Agriculture as its Vermont Rural Development Home Loan Lender of the Year for three years in a row and has once again originated more Vermont Housing Finance Agency (VHFA) loans than any other lender in 2015. The positive impact Union Bank has made in the lives of first time home buyers has been consistently recognized by the FDIC which rated Union Bank as “Outstanding” with its Community Reinvestment activities. An institution in this group has an excellent record of helping to meet the credit needs of its assessment area, particularly in low-and moderate income neighborhoods, in a manner consistent with its resources and capabilities.

Proud to be one of the few community banks serving Vermont and New Hampshire, Union Bank maintains a strong commitment to traditional banking values, in particular, customer service and community support.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.